EXHIBIT 10.5

POWER OF THE DREAM VENTURES, INC.
1095 Budapest
Soroksari ut 94-96
Hungary
Tel: +36-1-456-6061
Fax: +36-1-456-6062

May 29, 2007

CONFIDENTIAL

Mr. Gabor Kolossvary
8000 Szekesfehervar
Lakatos u. 6. 1/4
Hungary

Re:	Business Services Consulting Agreement

Dear Mr. Kolossvary:

This letter (this “Agreement”) constitutes the agreement between Power of the Dream Ventures, Inc., a Delaware corporation and Mr. Gabor Kolossvary (“Consultant” or “GK”) pursuant to which GK will serve as a business consultant to the Company with respect to its business matters.  The terms of this Agreement are as follows:

A.	Services. At the Company’s request, GK shall provide specific business consulting services including, but not limited to the following:

1.	assistance with testing approval(s) of the Company’s RiverPower initiative within Hungary and internationally, when appropriate;

2.	assistance with the development of a testing and evaluation protocol to conform with Hungarian water management regulations of the Company’s RiverPower; and

3.
general business development services as it relates to the Company’s RiverPower initiate based on GK’s twenty years of industry experience, as illustrated by GK’s curriculum vitae as attached in Annex B

Mr. Gabor Kolossvary
May 29, 2007

B.           Fees and Expenses.  In connection with the services described in Section A above, the Company shall issue to GK a one-time payment of one hundred thousand (100,000) shares of the Company’s common stock, $.0001 par value per share upon the execution hereof, in consideration of securing his commitment to the Company for the term herein provided. In addition, the Company hereby agrees, from time to time upon request, to reimburse GK for all reasonable travel and other out-of-pocket expenses incurred in connection with GK’s engagement hereunder; provided, however, that each individual expense in excess of Five Hundred and 00/100 Dollars ($500.00) shall require the prior written approval of the Company and, in any event, cumulative expenses of GK hereunder shall not exceed two thousand and 00/100 Dollars ($2,000.00).

D.
Term of Engagement. Except as set forth below, the initial term of GK’s engagement will begin on the date hereof and end twelve (12) months from the date hereof.  Either party may terminate GK’s engagement before the end of the initial term hereto at any time, with or without cause, upon ten (10) days’ prior written notice to the other party.  Notwithstanding any such termination, the provisions in this Agreement regarding Fees and Expenses, Use of Information, Indemnity, Arbitration of Disputes and Confidentiality shall survive and remain in full force and effect and be binding on any successors of the Company. GK acknowledges that all materials produced by GK as part of this agreement become the exclusive property of the Company and that GK may not use any of said materials without the express written consent of the Company.

E.
Use of Information. The Company will furnish GK such information as GK reasonably requests in connection with the performance of his services hereunder.  The Company understands, acknowledges and agrees that, in performing his services hereunder, GK will use and rely entirely upon such information as is provided by the Company as well as publicly available information regarding the Company and that GK does not assume responsibility for independent verification of the accuracy or completeness of any information, whether publicly available or otherwise furnished to GK, concerning the Company including, without limitation, any technical information, engineering data or prototype plans considered by GK in connection with the provision of his services.  Accordingly, GK shall be entitled to assume and rely upon the accuracy and completeness of all such information and shall not be required to conduct a physical inspection of any of the properties or assets or to prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of the Company. With respect to any technical data made available to GK by the Company and used by GK in his work, GK shall be entitled to assume that such technical drawings have been reasonably prepared and reflect the best currently available information of the management of the Company as to the matters covered thereby.  If any information provided to GK by the Company becomes inaccurate, incomplete or misleading in any material respect during GK’s engagement hereunder, the Company shall so advise GK.

Mr. Gabor Kolossvary
May 29, 2007

F.
Confidentiality. GK agrees to keep confidential during the term, and for 24 months after any termination of this Agreement, all material nonpublic information provided to it by the Company, except as required by law, pursuant to an order of a court of competent jurisdiction or the request of a regulatory authority having jurisdiction over GK, or as contemplated by the terms of this Agreement. Notwithstanding anything to the contrary herein, GK may disclose nonpublic information to his affiliates, agents and advisors whenever GK determines that such disclosure is necessary to provide the services contemplated hereunder.

G.	Indemnity. GK and the Company agree to the provisions with respect to indemnification by the Company of GK and certain other parties as set forth on Annex A attached hereto.

H.
Limitation of GK’s Engagement by the Company. The Company acknowledges that GK has been retained only by the Company, that GK is providing services hereunder as an independent expert of water management (and not in any fiduciary or agency capacity), and that the Company’s engagement of GK is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against GK. Unless otherwise expressly agreed in writing by GK, no one other than the Company is authorized to rely upon this engagement or any other statements or conduct of GK, and no one other than the Company is intended to be a beneficiary of this Agreement.  The Company acknowledges that any recommendations or advice, written or oral, given by GK to the Company in connection with GK’s engagement are intended solely for the benefit and use of the Company’s management and directors, and any such recommendations or advice are not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose.

Mr. Gabor Kolossvary
May 29, 2007

I.
Limitation on GK’s Liability to the Company. GK and the Company further agree that GK shall have no liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the services to be rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by GK and that are finally determined (by a court of competent jurisdiction and after exhausting all appeals or in an arbitration conducted in accordance with this Agreement) to have resulted solely from the gross negligence or willful misconduct of GK.

J.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

K.
Arbitration of Disputes. Except as provided below, any claim or controversy arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration of any such claim or controversy shall take place in New York, NY.

L.
Miscellaneous. This Agreement shall not be modified or amended except in writing signed by GK and the Company.  This Agreement shall not be assigned without the prior written consent of GK and the Company.  This Agreement constitutes the entire agreement of GK and the Company with respect to the subject matter hereof and supersedes all prior agreements.  If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Mr. Gabor Kolossvary
May 29, 2007

In acknowledgment that the foregoing correctly sets forth the understanding reached by GK and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated below.

Sincerely,

POWER OF THE DREAM VENTURES, INC.

By
	Name:	Viktor Rozsnyay, President

ACCEPTD AND AGREED THIS
29 DAY OF MAY, 2007:

CONSULTANT:

Name:	Gabor Kolossvary

Mr. Gabor Kolossvary
May 29, 2007

ANNEX A

In connection with GK’s engagement to advise and to assist the Company pursuant to the Agreement dated May 29 2007 to which this Annex A is attached, the Company agrees to indemnify and to hold harmless GK (hereinafter referred to as an “Indemnified Party”), to the full extent allowed by law or equity, from and against any and all judgments, losses, claims (whether or not valid), damages, costs, fees, expenses or liabilities, joint or several, to which an Indemnified Party may become subject, related to or arising out of GK’s engagement or performance under the Agreement, the transaction contemplated thereby, the services rendered by GK under the Agreement, or any actual or threatened claim, litigation, investigation, proceeding or action in any court of before any regulatory, administrative or other body relating to any of the foregoing (hereinafter referred to collectively as a “Claim”), and shall, upon request, reimburse an Indemnified Party for all legal and other costs, fees and expenses as they are incurred in connection with investigating, preparing or defending a Claim, whether or not such Indemnified Party is ever made party to any legal proceedings; provided, however, that no such indemnification shall be required to be paid to an Indemnified Party with respect to a Claim that is finally determined by a court of competent jurisdiction (after exhaustion of all appeals) or in an arbitration conducted in accordance with this Agreement to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party.

In the event that the foregoing indemnity is unavailable or insufficient for any reason (other than by reason of the terms hereof) to hold any Indemnified Party harmless, then the Company shall contribute to any amounts paid or payable by an Indemnified Party in such proportion as appropriately reflects the relative benefits received by such Indemnified Party and to the Company in connection with the matters to which the Claim relates.  If an allocation solely on the basis of benefits is judicially determined to be impermissible, then the Company shall contribute in such proportion as appropriately reflects the relative benefits and relative fault of the Company and such Indemnified Party, as well as any other equitable considerations.  In no event shall the Company contribute less than the amount necessary to ensure that the aggregate liability of GK for contribution pursuant to this paragraph in connection with all Claims do not exceed the amount of fees actually received by GK under the Agreement.  For purposes hereof, relative benefits to the Company and GK shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company and/or its security holders bears to the fees paid to GK under the Agreement, and other relative fault of each indemnified party an the Company shall be determined by reference to, among other things, whether the actions and omissions to act were by such Indemnified Party or the Company and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action or omission.

All amounts due to an Indemnified Party hereunder shall be payable by the Company promptly upon request by such Indemnified Party.  In addition, the Company agrees to pay all costs and expenses (including attorneys’ fees) incurred by an Indemnified Party to enforce the terms of this Annex A.

Mr. Gabor Kolossvary
May 29, 2007

The Company agrees not to enter into any waiver, release or settlement of any Claim (whether or not GK is a formal party to such Claim) in respect of which indemnification may be sought hereunder without the prior written consent of GK (which consent will not be unreasonably withheld), unless such waiver, release or settlement includes an unconditional release of GK from all liability arising out of such claim.

The provisions of this Annex A shall be in addition to any liability which the Company may otherwise have to GK; shall not be limited by any rights that GK may otherwise have; shall remain in full force and effect regardless of any termination of GK’s engagement; and shall be binding upon any successors or assigns of GK and the Company.

Mr. Gabor Kolossvary
May 29, 2007

ANNEX B

Cirruculum Vitae
Gábor Kolossváry
hydraulic engineer, hydrology engineer, expert of water resource management, euro engineer, brevet university docent

Date of birth: 31. January 1956.
Place: Székesfehérvár, Hungary.
Mother’s name Mária Bruck
Marital status: married, two children (Eszter - 26 years, Dávid - 25 years)
Address: 6. Lakatos street, Székesfehérvár 8000, Hungary
Tel.: +36-22-315-982

Schools:
Technical University of Budapest – Faculty of Civil Engineering, Hydraulic Specialization 1980. (number of  degree: 179/1980), Technical University of Budapest, Faculty of Civil Engineering, Hydrology Engineering Specialization 1985 (number of degree: 8390/1985)

Professional experience:

1980-82 Water Directorate of the Central Transdanubian region, Department of Water Resources and Conduit – water management of industrial plants, improving water quality parameters, implementation of modern technologies, denization of economical technologies.

1983- Department for Water Management, management of water resources in three counties (Fejér, Veszprém, Tolna), leadership of planner and application judgments.

1984-1992 – Department of water damage prevention, water utilization and associations – management and supervision of flood control, drainage control, water regularization and agricultural water supply, water associations and public water services, management of technical security service, supervision and control of complementary services (forestry, construction).

1992 – National Water Authority, Technical and organizational management and supervision of Water Authorities in 12 Districts. Coordination of water management activities in the district of Lake Velence. Leadership of the Danube Expert Coordination Office.

1998 – Department for Agriculture and Land Development, Coordination and supervision of the professional activity in Water Authorities of the 19 Hungarian Counties and 82 active Water Management Associations. Countrywide management of the drainage control activities.

Mr. Gabor Kolossvary
May 29, 2007

Educational activity:            5 years as a lecturer at the College of State Administration
2 years at the University of Agriculture in Gödöllő

Other Activities:                 Member of the Hungarian National Board of ICID
Vice President of the Hungarian Society for Hydrology
Member of the Board of the Hungarian Engineer Chamber
Hungarian Engineer Chamber – Water Management and Hydraulic Professional Division

Other qualifications:          Basic exam of state administration (404/1996)
Professional exam of state administration (725/2000)
Expert of Water Management (licence: 07-0111/040428)
European Engineer (Eur Ing) HNC-586/2003